Geeknet Names MTV Executive Jason Baird Chief Operations Officer

MOUNTAIN VIEW, California, April 15, 2010 – Geeknet, Inc. (NASDAQ: LNUX), the online network for the global geek community, today announced the appointment of Jason Baird as its Chief Operations Officer effective immediately.

“Jason is a world class leader in online advertising operations,” said Scott L. Kauffman, President and CEO of Geeknet. “He brings to us an exceptional skill set in developing and executing global operations, as well as deep experience in constructing international best practices that will create efficiencies in our day-to-day operational functions.”

Baird comes to Geeknet with over a decade of service at MTV Networks, where he was most recently Vice President, Online Advertising Sales Strategy and Operations for the International division. Baird founded and supervised all aspects of advertising operations, planning and product. He headed a global team spanning Asia-Pacific, Latin America and Europe that drove significant revenue growth. Through innovative yield management, pricing and packaging, he optimized the online offering, creating efficiencies, which realized meaningful cost savings.

Prior to his tenure in the International division, Baird was Senior Director, Online Advertising Operations and Product for MTV Networks. In that role, he was instrumental in executing on campaign delivery and pioneering products such as online video advertising for premium sites, including: MTV.com, Nick.com, ComedyCentral.com, VH1.com, Gametrailers.com, AddictingGames.com, Shockwave.com and Neopets.com.

Before MTV Networks, Baird worked in Client Services at NetGravity (now DoubleClick's Enterprise Solution), where he supported campaign fulfillment and the implementation of new advertising technologies. Baird studied Psychology and Philosophy at the University of Illinois,

Champaign-Urbana.

“Geeknet serves an elite audience all over the world. This community of tech-savvy users is highly sought after by top advertisers,” said Baird. “I look forward to building from the tremendous potential already in place to help optimize operations, accelerate revenue growth and effectively service our customers.”

About Geeknet

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, Ohloh and freshmeat. We serve an audience of nearly 45 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

 (*March 2010 Unique Visitors 44.9M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc.  SourceForge, Slashdot, ThinkGeek, Ohloh and freshmeat are registered trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are the property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the appointment of the Chief Operations Officer and his capabilities and experience. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including our ability to attract and retain qualified personnel and the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These documents are available at the Securities Exchange Commission website: www.sec.gov. All forward looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.